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                                                                    Exhibit 10.1


Mr. George Toth
Sands Casino Hotel
136 South Kentucky Avenue
Atlantic City, NJ 08401

Dear Mr. Toth:

You (hereinafter referred to as the "Employee") and Atlantic Coast Entertainment Holdings, Inc. (the "Company"), sole member of ACE Gaming LLC, dba Sands Casino Hotel (the "Sands"), have agreed upon the terms of Employee's employment agreement for the period commencing April 1, 2005. This letter (the "Agreement") sets forth the terms upon which the Employee shall be employed by the Company.

1.       Employment

         Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become employed by the Company. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of President of the Sands. Employee shall serve in such capacity at the pleasure of the Company's board of directors (the "Board"). Employee shall report to and be under the supervision of the President and Chief Executive Officer of the Company. During the Term of Employment, Employee shall devote all of his professional attention to the business and affairs of the Company, shall use his best efforts to advance the best interest of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to conflicts of interest, confidentiality and business ethics from time to time in effect.

         Except as specifically provided herein, during the Term of Employment, the Employee shall not, without the prior written consent of the Company, render services, whether or not compensated, to any other person or entity ("Person") as an employee, independent contractor or otherwise. Notwithstanding the foregoing, nothing contained herein shall restrict the Employee from rendering services to charitable organizations in such manner as shall not interfere with the performance by the Employee of his duties hereunder.

2.       Term

         The employment period shall commence as of April 1, 2005 and shall continue through the period (the "Term of Employment") ending on March 31, 2008 (the "Expiration Date"), unless earlier terminated as set forth in this Agreement.

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3.       Compensation

         For all services to be performed by Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:

         (a)  Base Compensation

              The Company will pay Employee a salary (the "Base Salary") initially at an annual rate of $400,000. The Base Salary shall be payable in accordance with the normal payroll practice of the Company (but no less frequently than bi-weekly), and shall be subject to annual review and increase, but not decrease. Base Salary increases will be reviewed under the normal performance review process, which occurs in March of each year and shall become effective during the first pay period in April, beginning in April 2006.

         (b)  Bonus Compensation

              In the event that, during the Term of Employment, the Company shall develop a management incentive plan ("Bonus Compensation"), Employee shall be eligible to participate in such plan, if any, on the same terms as other members of executive management of the Company.

         (c)  Taxes

              All amounts paid by the Company to Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any Bonus Compensation, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and deductions imposed by any one or more or local, state and federal governments.

4.       Termination

         This Agreement shall terminate (subject to Section 9(f) below) and the Term of Employment shall end, on the first to occur of (each a "Termination Event"):

         (a)  The Expiration Date;

         (b) The death of Employee or the total or partial disability that renders Employee unable to perform in his position with the Company for a period of at least 90 consecutive business days;

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         (c)  The discharge of Employee by the Company with or without Cause (as defined below); or

         (d) The voluntary resignation of Employee (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 30 days prior written notice of his resignation).

         The Company may dismiss Employee at any time, for any reason or no reason, with or without Cause, in which event Employee shall be entitled only to such payments as are set forth in Section 5 below. As used herein, "Cause" is defined as Employee's: (i) willful personal misconduct or insubordination; provided that such conduct shall continue after notice by the Company, (ii) substance abuse, including reporting for work under the influence of intoxicants; the illegal use, manufacture, possession, distribution or dispensing of controlled substances or alcohol (iii) negligence or failure to perform work duties or obligations to the Company or such other acts involving behavior by the Employee that harms the Sands, the Company or their reputation, (iv) conviction of a crime or being charged with a felony,
         (v) commission of a fraudulent act; (vi) federal or state criminal indictment for securities law violation, (vii) commission of an act of moral turptitude or dishonesty relating to the discharge of his responsibilities to the Company, (viii) failure to comply with any of the terms of this Agreement after notice by the Company; (ix) willful disclosure, not required by law or court order, of any trade secrets or confidential corporate information of the Sands, the Company or any of their affiliates to Persons not authorized to know same; (x) any revocation or suspension by any state or local authority of Employee's required license(s) to be the President and General Manager (or similar position) of the Sands or the Company; or (xi) any other event which causes the gaming authorities, having jurisdiction over the Sands, the Company or any of their affiliates, to seek and redress or remedy against the Employee, the Sands, the Company or any of their affiliates as a result of Employee's act or failure to act.

5.       Effect of Termination

         In the event of termination of Employee's employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid the amounts set forth in this Section 5 below.

         (a) In the event that Employee's employment is terminated prior to the Expiration Date (i) for any of the reasons set forth in Section 4(b) above (i.e. death or disability) or (ii) for any of the reasons set forth in Section 4(d) above (i.e. voluntary resignation) or (iii) due to the discharge of Employee by the Company with Cause, then, in lieu of any other payments of any kind (including without limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the "Termination Date") any amounts of Base Salary and previously earned Bonus Compensation due and unpaid to Employee from the Company as of the Termination Date in question.


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         (b)  In the event that Employee's employment is terminated prior to the
              Expiration Date due to the discharge of the Employee by the Company without Cause, then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the applicable Termination Date:

              i. any amounts of Base Salary and previously earned Bonus Compensation due and unpaid to Employee from the Company as of the Termination Date in question;

              ii. a lump-sum payment in the amount equal to one year's Base Salary; and

              iii. all earned Bonus Compensation or other payments deferred by the Employee and not yet paid by the Company.

         For the purpose of this Paragraph 5, any Bonus Compensation shall be deemed earned with respect to any year on the last business day of February of the year following the year with respect to which the relevant performance targets are computed. By way of example, any Bonus Compensation with respect to 2005 performance targets shall be deemed earned on February 28, 2006.

6.       Non-Disclosure

         During the Term of Employment and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Sands, the Company and each of their affiliates, respectively, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Sands, the Company or their affiliates, and their respective business as, (i) obtained by Employee during Employee's employment by the Company and (ii) not otherwise in the public domain ("Confidential Information"). Employee also agrees to keep confidential and not disclose to any unauthorized Person any personal information regarding any controlling Person of the Sands, the Company or any of their affiliates and any member of the immediate family of any such Person (and all such personal information shall be deemed "Confidential Information" for the purposes of this Agreement). Employee shall not, without prior written consent of the Company: (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advise of counsel, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. Employee will assist the Company, at the Company's expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.


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         All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and invention (collectively, "Inventions"), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company. Employee shall perform all necessary acts (including, without limitations, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Invention in the Company and to enable to the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

7.       Non-Compete

         Employee covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and, unless the Employee's employment is terminated by the Company without Cause, continuing for one (1) year thereafter:

         (a) Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is competitive with or similar to the business conducted by the Company or any of its subsidiaries (the "Business") which is located within Clark County, Nevada, Atlantic City, NJ or within fifty (50) miles of these locations as long as the Company or any of its affiliates are still doing business in same.

         (b) Employee shall not directly, or indirectly, for himself or for any other Person:

              i. solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;


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              ii.     attempt to direct or solicit any customer or client away
                      from the Company or any of its subsidiaries or affiliates;

              iii. interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company or any of its subsidiaries or affiliates; or

              iv. advise any Person not to do business with the Company or any of its subsidiaries or affiliates.

         Employee represents to the Company that the enforcement of the restrictions contained in Section 6 and Section 7 (the Non-Disclosure and Non-Compete sections respectively) would not be unduly burdensome to Employee. Employee agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

8.       Benefits

         During the Term of Employment, Employee shall be entitled (i) to receive certain healthcare and other employee benefits comparable to those received by other employees at a similar pay level and/or position with the Company; (ii) 15 business days paid vacation per calendar year, at the rate of 1.25 days per each calendar month. Vacation days must be used in the calendar year they are awarded or within the first three months of the following year or shall be forfeited unless the Company work requirements prohibit use, and (iii) an auto allowance in the amount of $1000.00 per month payable with the last paycheck of the month.

9.       Miscellaneous

         (a) If the Company awards to its executives stock options or restricted stock in anticipation of a public offering, Employee shall be eligible to receive an award of such options or restricted stock; provided, however, that the amount of any such award shall be subject to the review and approval of the Board, in their sole and absolute discretion.

         (b) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements.


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         (c)  This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributes, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee's duties hereunder, and may not assign any of Employee's rights hereunder, without the prior written consent of the Company.

         (d) This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York.

         (e) Employees covenants and represents that he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement.

         (f)  This Agreement and all of its provisions, other than provisions of
              Section 5, Section 6 and Section 7 hereunder (which shall survive termination), shall terminate upon Employee ceasing to be an employee of the Company for any reason.


ATLANTIC COAST ENTERTAINMENT                    GEORGE TOTH:
HOLDINGS, INC.:


By: /s/ Richard P. Brown                        By: /s/ George Toth
    ---------------------                           -------------------------
    Richard P. Brown, CEO

Date: April 21, 2005                            Date: April 21, 2005
      -------------------                             -----------------------


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